EXHIBIT 99.2

Accelerate Diagnostics Names Jack Phillips Chief Operating Officer

TUCSON, Ariz., August 8, 2019 /PRNewswire/ — Accelerate Diagnostics, Inc. (NASDAQ: AXDX) today announced that Jack Phillips has been appointed Chief Operating Officer. Mr. Phillips joins Accelerate from Roche Diagnostics, the world’s leading diagnostics company.

Lawrence Mehren, President and Chief Executive Officer of Accelerate Diagnostics, commented, “We are thrilled to have an accomplished commercial leader of Jack’s caliber join our team. This is an exciting time for Accelerate as we approach an inflection point in our commercial growth. Jack’s experience and operational acumen are second to none, and we believe his leadership will enable us to more effectively leverage our momentum and take our growth to the next level.”

“I am very excited to join the talented team at Accelerate Diagnostics. The Accelerate Pheno technology addresses a significant unmet medical need in antibiotic resistance and hospital-acquired infections, and I am thrilled with the opportunity to help advance this critically important mission. I look forward to working closely with the team to deliver sustainable top- and bottom-line improvements while making this life-saving technology accessible to as many patients as possible,” said Mr. Phillips.

Mr. Phillips has an exceptional track record in laboratory diagnostics. Under his leadership since 2010, Roche Diagnostics moved from third in market share to become the top-ranked in vitro diagnostics (IVD) company in North America. In successive leadership roles spanning nearly a decade, Mr. Phillips also played an instrumental role in the growth of Ventana Medical Systems prior to its acquisition by Roche in 2008. During his tenure as Senior Vice President and General Manager of North America, Ventana’s revenue grew from $69 million to $375 million, and its market share grew from around 20% to 64%.

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. is an in vitro diagnostics company dedicated to providing solutions for the global challenges of antibiotic resistance and sepsis. The Accelerate Pheno™ system and Accelerate PhenoTest™ BC kit combine several technologies aimed at reducing the time clinicians must wait to determine the optimal antibiotic therapy for deadly infections. The FDA-cleared system and kit fully automate the sample preparation steps to report phenotypic antibiotic susceptibility results in approximately 7 hours, direct from positive blood cultures. Recent external studies indicate the solution offers results 1–2 days faster than existing methods, enabling clinicians to optimize antibiotic selection and dosage—specific to the individual patient's infection—days earlier.

The "ACCELERATE DIAGNOSTICS" and "ACCELERATE PHENO" and "ACCELERATE PHENOTEST" and diamond shaped logos and marks are trademarks or registered trademarks of Accelerate Diagnostics, Inc.

For more information about the company, its products and technology, or recent publications, visit axdx.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, about the company’s projections as to when certain key business milestones may be achieved, the potential of the company’s products or technology, the growth of the market, the company’s estimates as to the size of its market opportunity and potential pricing, the company’s competitive position and estimates of time reduction to results, and its future development plans and growth strategy. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Information about the risks and uncertainties faced by Accelerate Diagnostics is contained in the section captioned “Risk Factors” in the company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. The company’s forward-looking statements could be affected by general industry and market conditions. Except as required by federal securities laws, the company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties, or other contingencies.

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Investor Inquiries:

Laura Pierson, Accelerate Diagnostics, +1 520 365-3100, investors@axdx.com

Media Contact:

Andrew Chasteen, Accelerate Diagnostics, +1 520 365-3100, achasteen@axdx.com

Source: Accelerate Diagnostics, Inc.